Exhibit 99.1

Consent of Person Named as About to Become Director

Revance Therapeutics, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (as amended, the “Registration Statement) with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the “Securities Act”) as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company.

June 23, 2020	/s/ Aubrey Rankin
Aubrey Rankin